SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2001

NORD RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	0-6202-2 (Commission File Number)	84-0212139 (I.R.S. Employer Identification Number)

201 Third Street NW, Suite 1750
Albuquerque, New Mexico 87102
(505) 766-9955
(Address and Telephone Number of Registrant's Principal Executive Office)

Item 4. Changes in Registrant's Certifying Accountants.

     KPMG LLP was previously the principal accountants for Nord Resources Corporation. On January 29, 2001, that firm resigned.

     In connection with the audits of the two years ended December 31, 1999 and 1998, and the subsequent period through January 29, 2001, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

     The audit reports of KPMG LLP on the consolidated financial statements of Nord Resources Corporation and subsidiaries as of and for the years ended December 31, 1999 and 1998, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows: KPMG LLP's auditors' report on the consolidated financial statements of Nord Resources Corporation and subsidiaries as of and for the years ended December 31, 1999 and 1998, contained a separate paragraph stating that "the Company has suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty."

     A letter from KPMG LLP is attached as Exhibit A.

Item 5. Other Events.

Completion of Private Placement

     On January 16 and 29, 2001, the Company completed the sale of 2,500,000 units consisting of 2,500,000 shares of common stock, $0.01 par value per share ("Common Stock") and warrants to purchase an additional 1,250,000 shares of Common Stock with an exercise price of $.18 per share expiring June 30, 2003. The purchase price for the units was $396,800 or $0.16 per unit. These sales, when added to prior sales on November 7, 2000 in the private placement, bring total gross proceeds of $1,200,000 to the Company. 7,500,000 units were sold, comprised of 7,500,000 shares of Common Stock and warrants to purchase 3,750,000 shares of Common Stock.

     There was no underwriter or placement agent involved in the offering. Each of the purchasers was an accredited investor and the offering was made in reliance on the exemption provided by Regulation D under the Securities Act of 1933.

     The outstanding shares of common stock of the Company trade on the Nasdaq Over-The-Counter Bulletin Board (OTCBB). The Common Stock and warrants issued in the offering are not registered under the Securities Act. The Company does not intend to register either the Common Stock or any Common Stock purchasable upon exercise of warrants. The shares of Common Stock issued in the private placement represent 31% of the Company's issued and outstanding stock after the offering, assuming no exercise of the warrants. If all of the warrants were exercised, the shares of Common Stock issued or issuable in the offering would represent approximately 40% of the Company's issued and outstanding stock after the offering.

     John Champagne, the Company's President and Chairman of the Board, has purchased 2,792,500 of the units offered in the private placement (from the Company and from another investor), and Ronald Hirsch, a director of the Company, purchased 625,000 units.

     The Company will utilize proceeds from the offering to fund working capital expenses. The Company estimates that the proceeds of this private placement will only be sufficient to fund Company operations at existing levels until March 2001. The Company is required under a Consent Order entered into with the Arizona Department of Environmental Quality to incur significant expenditures in the near term related to environmental remediation at its Johnson Camp Mine. The Company will be required to obtain additional financing in order to continue its operations after March 2001 and to fund its remediation obligations under the Consent Order.

Resignation of Directors

     W. Pierce Carson resigned as President and Chief Executive Officer of the Company and from his position as a Director of the Company effective January 10, 2001. Mr. Carson will provide consulting services to the Company from time to time. The Board of Directors elected John F. Champagne, the Company's Executive Chairman of the Board of Directors, to serve as the Company's new President and Chief Executive Officer. Mr. Champagne will continue as Chairman of the Board.

     Ricardo M. Campoy resigned from his position as a Director of the Company effective January 5, 2001.

Possibility of Merger

     The Company owns 28.51% of Nord Pacific Limited (OTCBB: NORPF - Toronto Stock Exchange: NPF) ("Pacific"), a company engaged in the production of copper and the exploration for gold, copper and other minerals in Australia, Papua New Guinea and North America. The directors of the Company have authorized the officers of the Company to investigate the feasibility of a merger of the Company and Pacific.

     Consummation of a merger would be subject to a number of conditions, including agreement on a satisfactory exchange ratio. If terms are agreed, a majority vote of the shareholders of both the Company and Pacific would be necessary for approval of a merger, and regulatory approvals in the United States and Canada would be required. There can be no assurance that a merger of the Company and Pacific would be consummated.

EXHIBIT A

January 30, 2001

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Nord Resources Corporation and, under the date of April 5, 2000, we reported on the consolidated financial statements of Nord Resources Corporation and subsidiaries as of and for the years ended December 31, 1999 and 1998. On January 29, 2001, we resigned. We have read Nord Resources Corporation's statements included under Item 4 of its form 8-K dated January 30, 2001 and we agree with such statements.

Very truly yours,

By: /s/ KPMG LLP

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NORD RESOURCES CORPORATION,
a Delaware corporation

Date: January 30, 2001	By: /s/ John F. Champagne
John F. Champagne
President and Chief Executive Officer